Exhibit 5.1
OPINION OF TIMOTHY P. OLSON, SENIOR CORPORATE COUNSEL
AND CORPORATE SECRETARY, NORTHWESTERN CORPORATION

July 20, 2018
NorthWestern Corporation
3010 West 69th Street
Sioux Falls, South Dakota 57108

Re:	500,000 Shares of Common Stock, par value $0.01 per share
Ladies and Gentlemen:
I serve as Senior Corporate Counsel and Corporate Secretary of NorthWestern Corporation, a Delaware corporation (the “Company”), and in such capacity I, or the attorneys that I supervised, have acted as counsel to the Company in connection with the Form S-3 Registration Statement (the “Registration Statement”) of the Company, to which this opinion is an exhibit, for the registration under the Securities Act of 1933 (as amended, the “Act”), of 500,000 shares of Common Stock, par value $0.01 per share (the “Shares”) of the Company, to be issued under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan. I, or the attorneys that I supervised, have examined all records, instruments, and documents which I have deemed necessary for the purposes of this opinion, including the Registration Statement and the corporate action taken and to be taken in connection with the issuance of the Shares (the “Corporate Proceedings”).
Based upon the foregoing and upon my general familiarity with the property and affairs of the Company, I am of the opinion that:

1
The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Delaware and is authorized to conduct and operate its business in the States of Montana, Nebraska and South Dakota.

2
When, as and if the issuance of the Shares have been authorized by the Federal Energy Regulatory Commission and the Montana Public Service Commission, and, when, as and if the Shares have been registered and delivered, and the consideration for the Shares duly received by the Company, all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinions assume that at the time of delivery of the Shares, the Corporate Proceedings related thereto will not have been modified or rescinded, the issuance and sale of the Shares will not violate any issuance limitation in the Corporate Proceedings, the authorization of the issuance and sale of the Shares by the Federal Energy Regulatory Commission and the Montana Public Service Commission will not have been modified or rescinded and such authorization will continue to be in effect.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference with respect to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, no admission is made that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Sincerely,
/s/ Timothy P. Olson
Timothy P. Olson
Senior Corporate Counsel and Corporate Secretary